Exhibit (a)(1)(G)(ii)

AUTODESK, INC.

PROMISE TO MAKE CASH PAYMENT AND OPTION AMENDMENT

(CANADIAN PARTICIPANTS)

Autodesk, Inc. (the “Company”) and [OPTIONEE NAME] (the “Optionee”) are parties to the stock option agreements listed on Exhibit A (“Agreements”) granting Optionee options (the “Options”) to purchase shares of the Company’s common stock subject to the terms of the Company’s [INSERT NAME OF STOCK PLAN].

1. Modification of Exercise Price. As of the date hereof, the Exercise Price per Share set forth in the Agreements shall be amended to an Exercise Price per Share of [            ].

2. Payments. Promptly following the expiration of the offer to amend certain outstanding options and to receive cash payments, the Company shall pay to Optionee a cash payment equal to [            ], 150% of the difference between the new Exercise Price per share of the amended Option and the original Exercise Price per share multiplied by the number of unexercised shares subject to the amended Option.

3. Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect.

4. Entire Agreement. This Promise to Make Cash Payment and Option Amendment (the “Amendment”), taken together with the Agreements (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Optionee relating to the stock option grants evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto. This Amendment amends your Agreements. Please read this Amendment carefully and keep it for future reference.

IN WITNESS WHEREOF, this instrument is executed as of                 , 2007.

AUTODESK, INC

By:

Exhibit A

Governing Stock Option Plan	Grant Number	Option Grant Date
	[INSERT]	[INSERT]
	[INSERT]	[INSERT]
	[INSERT]	[INSERT]

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